UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2022 (August 9, 2022)

QUOTIENT LIMITED

(Exact name of registrant as specified in its charter)

Jersey, Channel Islands	001-36415	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Business Park Terre Bonne, Route de Crassier 13, 1262 Eysins, Switzerland	Not Applicable
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 011-41-22-716-9800

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Ordinary Shares, nil par value	QTNT	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing rule or Standard; Transfer of Listing.

On August 9, 2022, Quotient Limited (the “Company”) received a notice (the “Notice”) from the Nasdaq Stock Market LLC (“Nasdaq”), notifying the Company that it is not in compliance with the market value of listed securities requirement set forth in Nasdaq Listing Rule 5450(b)(2)(A) for continued listing on the Nasdaq Global Market (the “MVLS Requirement”). Nasdaq Listing Rule 5450(b)(2)(A) requires a company’s listed securities to maintain a minimum market value of at least $50 million, and Nasdaq Listing Rule 5810(c)(3)(C) provides that a failure to meet such requirement exists if the deficiency continues for a period of 30 consecutive business days.

The Notice does not impact the listing of the Company’s ordinary shares on The Nasdaq Global Market at this time. Pursuant to Nasdaq Listing Rule 5810(c)(3)(C) the Company has 180 calendar days, or until February 6, 2023 (the “Compliance Date”), to regain compliance with the MVLS Requirement. If at any time prior to the Compliance Date, the Company achieves compliance for a minimum of 10 consecutive business days, Nasdaq will provide the Company with written confirmation of compliance.

The Company intends to monitor the market value of its common stock and will evaluate available options to regain compliance with the MVLS Requirement and to remain listed on The Nasdaq Global Market. If the Company is unable to satisfy the MVLS Requirement prior to the Compliance Date, the Company may be eligible to transfer the listing of its common stock to the Nasdaq Capital Market (provided that it then satisfies the requirements for continued listing on that market).

If the Company fails to regain compliance prior to the Compliance Date (and it does not elect and otherwise qualify to transfer its listing to the Nasdaq Capital Market), then Nasdaq will notify the Company that its ordinary shares are subject to delisting, at which point the Company may appeal the delisting determination.

On May 24, 2022, the Company announced that that it had received written notice from Nasdaq notifying the Company that on May 20, 2022, the average closing price of its ordinary shares over the prior 30 consecutive trading days had fallen below $1.00 per share, which is the minimum average closing price required to maintain listing on the Nasdaq Global Select Market under Nasdaq Listing Rule 5550(a)(2). The Company intends to actively monitor the closing bid price of its ordinary shares and will evaluate available options to regain compliance with the minimum bid price requirement. The Company intends to seek shareholder approval, at its 2022 annual general meeting of shareholders expected to be held on October 31, 2022, of a resolution authorizing a reverse stock split. If authorized, a reverse stock split could allow the Company to regain compliance with Nasdaq Listing Rule 5550(a)(2), but it would not directly affect compliance with the MVLS Requirement.

There can be no assurance that the Company will be able to regain compliance with the MVLS Requirement or Nasdaq Listing Rule 5550(a)(2), or maintain compliance with any other listing requirements, or satisfy the requirements necessary to transfer the listing of its common stock to The Nasdaq Capital Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUOTIENT LIMITED

By:	/s/ Manuel O. Méndez
Name: Manuel O. Méndez
Title: Chief Executive Officer

Date: August 11, 2022